UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2017

Textmunication Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-21202	58-1588291
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1940 Contra Costa Blvd. Pleasant Hill, CA	94523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 925-777-2111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As previously report, we issued two convertible promissory notes, as follows:

On April 1, 2016, we entered into a convertible promissory note pursuant to which we borrowed $100,000. Interest under the convertible promissory note is 12% per annum, and the principal and all accrued but unpaid interest is due on December 22, 2016. The note is convertible at any date after the issuance date at noteholders option into shares of our common stock at a variable conversion price of 50% of the average three (3) two (2) lowest day market price of our common stock during the previous 20 days immediately preceding the conversion date.

On June 24, 2016, we entered into a convertible promissory note pursuant to which we borrowed $64,000 including a debt discount of $3,200. Interest under the convertible promissory note is 12% per annum, and the principal and all accrued but unpaid interest is due on December 22, 2016. The note is convertible at any date after the issuance date at noteholders option into shares of our common stock at a variable conversion price of 50% of the average two (2) lowest day market price of our common stock during the previous 20 days immediately preceding the conversion date.

On February 28, 2017, we redeemed the above two convertible promissory notes in the aggregate principal amount of $164,000 (the “Notes”). The April 1, 2016 Note was redeemed by conversions of our common stock and the June 24, 2016 Note was redeemed by cash payments totaling $14,080.57 and conversions of our common stock.

We hope to similarly redeem the remaining convertible notes in our company, as available cash or financing permits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Textmunication Holdings, Inc.

/s/ Wais Asefi
Wais Asefi
Chief Executive Officer

Date: February 28, 2017

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